Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2011 Financial Results

CHICAGO (October 25, 2011) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its third quarter ended September 30, 2011.

Third quarter 2011 Year-over-year Highlights

•	Net revenue of $142.2 million increased 12.8%, approximately 8% on a constant currency basis

•	Impairment charge of $26.4 million taken to write off remaining goodwill and intangible assets of European business

•	Operating income improved to $13.7 million and the operating margin improved to 9.7%, excluding the impairment charge (1)

•	General and administrative expenses declined $3.7 million or 11.5%

•	2011 net revenue and operating margin, excluding impairment and restructuring charges, are still on track to be within ranges issued in guidance

Commenting on the third quarter results, Chief Executive Officer L. Kevin Kelly said, “Our third quarter operating results, excluding impairment charges, showed sound improvement, especially at the margin where we are finally starting to see the impact of our cost savings initiatives. The expected savings from our previously announced restructuring plan, starting in the fourth quarter, will further strengthen our financial position and our ability to deliver improving results to shareholders.”

(1)	These represent non-GAAP financial measures because the impairment charge is excluded. Including the impairment charge, the operating loss was $12.6 million for the 2011 third quarter.

Consolidated net revenue of $142.2 million increased 12.8 percent (approximately 8 percent on a constant currency basis) from $ 126.1 million in the 2010 third quarter. Exchange rate fluctuations positively impacted net revenue by $5.7 million. Year over year, net revenue increased 15.4 percent in the Americas and 35.6 percent in Europe (approximately 25 percent on a constant currency basis), and declined 13.0 percent in Asia Pacific (a decline of approximately 20 percent on a constant currency basis). The Consumer, Industrial, and Life Sciences practices achieved the largest revenue gains, although their growth was partially offset by the Financial Services practice, which was down compared to last year. Net revenue from Leadership Consulting Services increased 30.6 percent to $12.9 million and represented 9.1 percent of consolidated net revenue in the quarter.

The number of executive search and leadership consulting consultants at September 30, 2011 was 386, compared to 343 at September 30, 2010, and 386 at June 30, 2011. The number of executive search confirmations in the quarter increased 8.0 percent compared to the 2010 third quarter, and, consistent with historical seasonality, declined 9.6 percent compared to the 2011 second quarter. Productivity, as measured by annualized net revenue per consultant, was $1.5 million, the same as in the 2010 third quarter and the 2011 second quarter. The average revenue per executive search increased to $117,600 compared to $114,200 in the 2010 third quarter and $107,400 in the 2011 second quarter.

Salaries and employee benefits increased 12.9 percent to $99.7 million, from $88.3 million in the comparable quarter of 2010. The increase reflects an increase in fixed compensation associated with a 10 percent increase in headcount compared to last year, as well as an increase in the variable component of compensation associated with the increase in net revenue. Salaries and employee benefits were 70.1 percent of net revenue for the quarter, compared to 70.0 percent in the 2010 third quarter.

General and administrative expenses declined 11.5 percent to $28.8 million, from $32.5 million in the 2010 third quarter, as a result of a number of expense reductions. As a percentage of net revenue, consolidated general and administrative expenses were 20.2 percent, compared to 25.8 percent in the 2010 third quarter.

In the third quarter, the company recorded a non-cash impairment charge in the amount of $26.4 million to write off the entire carrying value of the goodwill and intangible assets related to its European business. The company’s planned restructuring initiatives in the fourth quarter, which are primarily related to Europe, (part of company-wide restructuring plan announced October 11, 2011) and the current volatility associated with the economic outlook for Europe, including political and economic uncertainty in that region, prompted the company to perform interim goodwill impairment testing. This resulted in the determination that the goodwill and intangible assets were impaired. This non-cash charge does not impact the company’s normal business operations, cash flow from operating activities, free cash flow, liquidity, or availability under its credit facilities.

The company reported an operating loss of $12.6 million, driven by the goodwill impairment charge. Excluding the impairment charge of $26.4 million, which management believes more appropriately reflects core operations, operating income was $13.7 million and the operating margin was 9.7 percent. This compares favorably to operating income of $4.4 million and an operating margin of 3.5 percent in the 2010 third quarter.

The net loss was $32.4 million and the net loss per share was $1.82 based on a negative tax rate in the quarter of 129.2 percent. The higher than expected tax rate in the quarter was primarily a result of income that was reduced by the goodwill impairment charge without any tax benefit, establishment of valuation allowances that increased tax expense, and an inability to recognize losses in certain jurisdictions at this time. In the 2010 third quarter, net income was $1.2 million and diluted earnings per share were $0.07, which reflected an effective tax rate of 77.5 percent.

Net cash provided by operating activities in the quarter was $51.0 million, compared to $31.4 million in the 2010 third quarter. Cash and cash equivalents at September 30, 2011 were $135.5 million compared to $122.8 million at September 30, 2010, and $103.1 million at June 30, 2011.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue, restructuring charges, impairment charges, and other operating income are reported separately and, therefore are not included in the results of each geographic region. The company believes that analyzing trends in net revenue (before reimbursements) and operating income (loss) excluding restructuring charges, impairment charges, and other operating income more appropriately reflects the company’s core operations.

$ in millions	3Q 11	3Q 10	Change	2Q 11	Change
Americas
Net revenue	$76.9	$66.6	$10.3	$76.7	$0.1
Operating income	$17.9	$11.9	$6.0	$18.7	$(0.9)
Consultants	176	155	21	178	(2)

Europe
Net revenue	$37.8	$27.9	$9.9	$34.5	$3.3
Operating income (loss)	$2.4	$(1.4)	$3.9	$(2.4)	$4.8
Consultants	126	113	13	128	(2)

Asia Pacific
Net revenue	$27.5	$31.7	$(4.1)	$31.5	$(4.0)
Operating income	$2.8	$7.8	$(5.0)	$4.9	$(2.1)
Consultants	84	75	9	80	4

Global Operations Support	$(9.3)	$(13.0)	$3.6	$(10.9)	$1.6

Total operating income (loss)	$13.7	$5.3	$8.4	$10.3	$3.4

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas increased 15.4 percent year over year and 0.2 percent compared to the 2011 second quarter. The Consumer and Financial Services practices were the largest drivers of year-over-year growth. Third quarter operating income increased 50.6 percent year-over-year, and the operating margin was 23.3 percent.

Net revenue in Europe increased 35.6 percent year over year (approximately 25 percent on a constant currency basis) and increased 9.5 percent sequentially (approximately 11 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year net revenue by $2.9 million. The Industrial Practice was the key driver of the reported year-over-year and sequential growth in this region, but the Life Sciences practice was also an important contributor to year-over-year and sequential growth. Operating income was $2.4 million and the operating margin was 6.4 percent compared to an operating loss of $1.4 million in the 2010 third quarter.

The Asia Pacific region reported a 13.0 percent year-over-year decline in third quarter net revenue (a decline of approximately 20 percent on a constant currency basis) and a 12.7 percent decline sequentially (approximately 13 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year net revenue by $2.3 million. Net revenue was negatively impacted by year-over-year and sequential declines in the Financial Services and Industrial practices. Operating income declined 64.3 percent compared to the 2010 third quarter and the operating margin was 10.1 percent primarily reflecting higher base compensation and payroll taxes associated with an investment in new hires. Employee headcount was increased 17 percent in this region over the last year and includes consultants who have yet to reach expected productivity levels.

Expenses related to Global Operations Support declined 27.8 percent, or $3.6 million, compared to the 2010 third quarter. A decline in general and administrative expenses, primarily related to professional fees, was the largest driver of the decline.

Nine Months Results

For the nine months ended September 30, 2011 consolidated net revenue of $400.6 million increased 9.5 percent (approximately 5 percent on a constant currency basis) from $365.9 million in the first nine months of 2010. Exchange rate fluctuations positively impacted net revenue by $15.8 million. Productivity, as measured by annualized net revenue per consultant, was $1.4 million, the same as the first nine months of 2010. The number of executive searches confirmed in the first nine months of 2011 increased 6.2 percent compared to the first nine months of 2010. The average revenue per executive search was $108,800 compared to $106,900 for the same period in 2010. The reported operating loss for the first nine months was $6.4 million, reflecting an impairment charge of $26.4 million in the 2011 third quarter. Excluding this impairment charge, which management believes more appropriately reflects core operations, operating income would have been $20.0 million and the operating margin would have been 5.0 percent. This compares to operating income of $8.2 million for the first nine months of 2010 and an operating margin of 2.2 percent. The reported net loss for the first nine months of 2011 was $29.6 million and the loss per share was $1.67 reflecting a negative tax rate of 227.9 percent. The higher than expected tax rate for the first nine months was primarily a result of income that was reduced by the goodwill impairment charge without any tax benefit, establishment of valuation allowances that increased tax expense, and an inability to recognize losses in certain jurisdictions at this time. The reported net income for the first nine months of 2010 was $2.3 million and diluted earnings per share were $0.13, reflecting an effective tax rate of 67.5 percent.

2011 Outlook

Based on year-to-date results, including the improvement achieved in operating results in the third quarter, the company’s outlook for net revenue and operating margin (excluding third quarter impairment charges and fourth quarter restructuring charges) remain within the guidance provided throughout 2011. 2011 net revenue is expected to be between $525 million and $540 million, and the operating margin, excluding impairment and restructuring charges, is expected to be at the lower end of its range of 6 percent to 8 percent.

Kelly added, “With the exception of impairment and restructuring charges, our 2011 operating results remain in line with expectations, showing good improvement over the same period of 2010. Our outstanding search and leadership consulting teams have the capacity for driving higher revenue and we have an improving cost structure to achieve higher operating margins. We are looking forward to capitalizing on our strengths, especially if economic conditions improve in 2012.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the third quarter 2011 results today, October 25, at 9:00 am Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, we have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:

•	Operating income (loss), net income (loss), and operating margin to the extent presented as “excluding the impairment charge” or “excluding impairment and restructuring charges”; and

•	Constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; the effect of our goodwill impairment charges and our restructuring initiatives; delays in the development and/or implementation of new or improved technology and systems; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2011	2010	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$142,213	$126,129	$16,084	12.8%
Reimbursements	7,092	5,099	1,993	39.1%

Total revenue	149,305	131,228	18,077	13.8%

Operating expenses:
Salaries and employee benefits	99,700	88,324	11,376	12.9%
General and administrative expenses	28,782	32,505	(3,723)	-11.5%
Reimbursed expenses	7,092	5,099	1,993	39.1%
Restructuring charges	—	920	(920)	-100.0%
Impairment charges	26,366	—	26,366

Total operating expenses	161,940	126,848	35,092	27.7%

Operating income (expense)	(12,635)	4,380	(17,015)	-388.5%

Non-operating income (expense):
Interest income, net	300	157
Other, net	(1,803)	733

Net non-operating income (expense)	(1,503)	890

Income (loss) before income taxes	(14,138)	5,270

Provision for income taxes	18,263	4,086

Net income (loss)	$(32,401)	$1,184

Basic weighted average common shares outstanding	17,840	17,524
Diluted weighted average common shares outstanding	17,840	17,793
Basic earnings (loss) per common share	$(1.82)	$0.07
Diluted earnings (loss) per common share	$(1.82)	$0.07
Salaries and employee benefits as a percentage of net revenue	70.1%	70.0%
General and administrative expense as a percentage of net revenue	20.2%	25.8%
Operating income (loss) as a percentage of net revenue	-8.9%	3.5%
Effective income tax rate	-129.2%	77.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,
					2011	2010
	2011	2010	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$76,886	$66,601	$10,285	15.4%
Europe	37,780	27,864	9,916	35.6%
Asia Pacific	27,547	31,664	(4,117)	-13.0%

Revenue before reimbursements (net revenue)	142,213	126,129	16,084	12.8%
Reimbursements	7,092	5,099	1,993	39.1%

Total revenue	$149,305	$131,228	$18,077	13.8%

Americas	$17,877	$11,870	$6,007	50.6%	23.3%	17.8%
Europe	2,410	(1,444)	3,854	266.9%	6.4%
Asia Pacific	2,792	7,829	(5,037)	-64.3%	10.1%	24.7%

Total regions	23,079	18,255	4,824	26.4%	16.2%	14.5%
Global Operations Support	(9,348)	(12,955)	3,607	27.8%

Operating income before restructuring and impairment charges	13,731	5,300	8,431	159.1%	9.7%	4.2%
Restructuring charges	—	(920)	920
Impairment charges	(26,366)	—	(26,366)

Operating income (loss):	$(12,635)	$4,380	$(17,015)	-388.5%		3.5%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$400,634	$365,868	$34,766	9.5%
Reimbursements	19,164	14,374	4,790	33.3%

Total revenue	419,798	380,242	39,556	10.4%

Operating expenses:
Salaries and employee benefits	287,300	257,449	29,851	11.6%
General and administrative expenses	93,381	95,455	(2,074)	-2.2%
Reimbursed expenses	19,164	14,374	4,790	33.3%
Restructuring charges	—	1,621	(1,621)	-100.0%
Impairment charges	26,366	—	26,366
Other operating income	—	(1,072)	1,072	100.0%

Total operating expenses	426,211	372,045	54,166	14.6%

Operating income (loss)	(6,413)	8,197	(14,610)	-178.2%

Non-operating income (expense):
Interest income, net	853	573
Other, net	(3,477)	(1,661)

Net non-operating expense	(2,624)	(1,088)

Income (loss) before income taxes	(9,037)	7,109

Provision for income taxes	20,596	4,799

Net income (loss)	$(29,633)	$2,310

Basic weighted average common shares outstanding	17,756	17,400
Diluted weighted average common shares outstanding	17,756	17,862
Basic earnings (loss) per common share	$(1.67)	$0.13
Diluted earnings (loss) per common share	$(1.67)	$0.13
Salaries and employee benefits as a percentage of net revenue	71.7%	70.4%
General and administrative expense as a percentage of net revenue	23.3%	26.1%
Operating income (loss) as a percentage of net revenue	-1.6%	2.2%
Effective income tax rate	-227.9%	67.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
					2011	2010
	2011	2010	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$217,108	$189,177	$27,931	14.8%
Europe	99,858	92,388	7,470	8.1%
Asia Pacific	83,668	84,303	(635)	-0.8%

Revenue before reimbursements (net revenue)	400,634	365,868	34,766	9.5%
Reimbursements	19,164	14,374	4,790	33.3%

Total revenue	$419,798	$380,242	$39,556	10.4%

Americas	$44,254	$30,092	$14,162	47.1%	20.4%	15.9%
Europe	(2,012)	(4,948)	2,936	59.3%
Asia Pacific	10,197	18,201	(8,004)	-44.0%	12.2%	21.6%

Total regions	52,439	43,345	9,094	21.0%	13.1%	11.8%
Global Operations Support	(32,486)	(34,599)	2,113	6.1%

Operating income before restructuring and impairment charges	19,953	8,746	11,207	128.1%	5.0%	2.4%
Restructuring charges	—	(1,621)	1,621
Impairment charges	(26,366)	—	(26,366)
Other operating income	—	1,072	(1,072)

Operating income (loss):	$(6,413)	$8,197	$(14,610)	-178.2%		2.2%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$135,499	$181,124
Restricted cash	442	393
Accounts receivable, net	101,664	83,360
Other receivables	9,166	7,724
Prepaid expenses	17,483	15,323
Other current assets	1,482	1,871
Deferred income taxes	9,792	10,759

Total current assets	289,522	312,466

Non-current assets:
Property and equipment, net	47,491	34,406
Restricted cash	1,504	1,609
Assets designated for retirement and pension plans	23,668	23,647
Investments	9,524	11,021
Other non-current assets	7,920	8,593
Goodwill	90,421	109,888
Other intangible assets, net	2,725	6,480
Deferred income taxes	27,876	36,917

Total non-current assets	211,129	232,561

Total assets	$500,651	$545,027

Current liabilities:
Accounts payable	$10,438	$8,408
Accrued salaries and employee benefits	115,841	124,969
Other current liabilities	33,208	34,064
Income taxes payable	7,394	3,208
Deferred income taxes	1,895	1,807

Total current liabilities	168,776	172,456

Non-current liabilities:
Retirement and pension plans	31,393	30,907
Other non-current liabilities	43,749	47,015
Deferred income taxes	219	107

Total non-current liabilities	75,361	78,029

Stockholders’ equity	256,514	294,542

Total liabilities and stockholders’ equity	$500,651	$545,027

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(32,401)	$1,184
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,896	2,129
Deferred income taxes	11,065	2,096
Net realized and unrealized losses on investments	233	784
Stock-based compensation expense	1,013	1,518
Allowance for doubtful accounts	(408)	486
Impairment charges	26,366	—
Restructuring charges	—	920
Cash paid for restructuring charges	(98)	(998)
Changes in assets and liabilities:
Trade and other receivables	5,110	(12,062)
Accounts payable	(1,157)	1,482
Accrued expenses	29,022	34,278
Income taxes recoverable, net	4,911	3,669
Retirement and pension assets and liabilities	(872)	41
Prepayments	1,591	(1,423)
Other assets and liabilities, net	3,726	(2,624)

Net cash provided by operating activities	50,997	31,480

Cash flows from investing activities:
Restricted cash	705	—
Acquisition earnout payments	(3,930)	—
Capital expenditures	(6,463)	(4,657)
Purchases of available for sale investments	(192)	(113)
Proceeds from sale of available for sale investments	28	72
Other, net	89	—

Net cash used in investing activities	(9,763)	(4,698)

Cash flows from financing activities:
Cash dividends paid	(2,324)	(2,282)
Payment of employee tax withholdings on equity transactions	(3)	(23)

Net cash used in financing activities	(2,327)	(2,305)

Effect of exchange rate fluctuations on cash and cash equivalents	(6,486)	5,693

Net increase in cash and cash equivalents	32,421	30,170
Cash and cash equivalents at beginning of period	103,078	92,593

Cash and cash equivalents at end of period	$135,499	$122,763

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(29,633)	$2,310
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	7,207	9,324
Write-off of investment	2,810	—
Deferred income taxes	9,815	3,151
Net realized and unrealized losses on investments	488	1,017
Stock-based compensation expense, net	4,161	6,027
Other operating income	—	(1,072)
Allowance for doubtful accounts	(667)	1,479
Impairment charges	26,366	—
Restructuring charges		1,621
Cash paid for restructuring charges	(658)	(2,818)
Changes in assets and liabilities:
Trade and other receivables	(20,487)	(49,209)
Accounts payable	889	4,675
Accrued expenses	(12,716)	51,021
Income taxes recoverable, net	1,658	1,317
Retirement and pension plan assets and liabilities	(290)	392
Prepayments	(1,988)	(3,712)
Other assets and liabilities, net	2,393	(2,315)

Net cash (used in) provided by operating activities	(10,652)	23,208

Cash flows from investing activities:
Restricted cash	13	2,762
Acquisition earnout payments	(3,930)	(554)
Capital expenditures	(16,250)	(16,066)
Purchases of available for sale investments	(799)	(547)
Proceeds from sale of available for sale investments	58	280
Loan to equity method investment	(1,008)	—
Other, net	89	—

Net cash used in investing activities	(21,827)	(14,125)

Cash flows from financing activities:
Cash dividends paid	(7,380)	(7,367)
Payment of employee tax withholdings on equity transactions	(2,752)	(4,569)

Net cash used in financing activities	(10,132)	(11,936)

Effect of exchange rate fluctuations on cash and cash equivalents	(3,014)	2,586

Net decrease in cash and cash equivalents	(45,625)	(267)
Cash and cash equivalents at beginning of period	181,124	123,030

Cash and cash equivalents at end of period	$135,499	$122,763